Exhibit 5.2

A LIMITED LIABILITY PARTNERSHIP TELEPHONE: +44 (0)20-7959-8900 FACSIMILE: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England __________ BRUSSELS • FRANKFURT • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 25, 2023

Capital Product Partners L.P.,

3 Iassonos Street,

Piraeus 18537,

Greece.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $500,000,000 in total aggregate offering price of (i) common units (the “Common Units”), each representing limited partnership interests in Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”), (ii) one or more series of preferred units to be issued by the Partnership, including preferred units convertible into or exchangeable for common units or other securities of the Partnership (the “Preferred Units”), (iii) debt securities, including debt securities convertible into or exchangeable for common units or other securities of the Partnership (the “Debt Securities”), and (iv) rights to be issued by the Partnership, including rights to purchase common units (the “Rights” and together with the Common Units, the Preferred Units and the Debt Securities, the “Securities”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Sullivan & Cromwell LLP carries on business in England and Wales through Sullivan & Cromwell MNP LLP, a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

Sullivan & Cromwell MNP LLP is authorized and regulated by the Solicitors Regulation Authority (Number 00308712).

A list of the partners’ names and professional qualifications is available for inspection at 1 New Fetter Lane, London EC4A 1AN. All partners are either registered foreign lawyers or solicitors.

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Upon the basis of such examination, it is our opinion that:

(1)

When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, when an indenture relating to the Debt Securities has been duly authorized, executed and delivered, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture relating to the Debt Securities and Marshall Islands law so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership, and when the Debt Securities have been duly authorized, executed and authenticated in accordance with the applicable indenture and Marshall Islands law and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Partnership, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2)

When the Registration Statement has become effective under the Act, when a rights agreement under which the Rights are to be issued (the “Rights Agreement”) has been duly authorized, executed and delivered, when the terms of the Rights and of their issuance and sale have been duly established in conformity with the applicable Rights Agreement and Marshall Islands law so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership, and when the Rights have been duly authorized, executed and authenticated in accordance with the applicable indenture and Marshall Islands law and issued and delivered against payment therefor as contemplated in the Registration Statement, the Rights will constitute valid and legally binding obligations of the Partnership, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities or the Rights.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that the Partnership (i) is validly existing as a partnership in good standing under Marshall Islands law, (ii) has the power to enter into an indenture relating to the Debt Securities and (iii) has the power to enter into a Rights Agreement relating to the Rights, in each case under Marshall Islands law. We note that, with respect to all matters of Marshall Islands law, you are being provided with the opinion of Watson Farley & Williams LLP, dated as of the date hereof, which is also filed as an exhibit to the Registration Statement. Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Partnership and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP